NEWS   from:
 STEWART INFORMATION SERVICES CORPORATION
                      P.O. Box 2029, Houston, Texas 77252-2029
           www.stewart.com
Contact:	Ted C. Jones
Director - Investor Relations
(713) 625-8014

FOR RELEASE AT 6AM CDT

Stewart Reports Financial Results for the Fourth Quarter and Year 2009

HOUSTON, Feb. 18, 2010 -- Stewart Information Services Corporation (NYSE-STC) today reported the results of its operations for the fourth quarter and the year ended December 31, 2009 (dollar amounts are in millions, except for per share amounts):

	4th Quarter		Year
	2009	2008	2009	2008

Total revenues	503.1	335.9	1,707.3	1,555.3
Pretax income (loss) before noncontrolling interests	9.8	(112.8)	(62.2)	(237.5)
Income tax expense (benefit) (1)	(23.5)	50.3	(19.8)	4.7
Net income (loss) attributable to Stewart	31.0	(163.6)	(51.0)	(247.5)
Net income (loss) per diluted share attributable to Stewart	1.49	(9.03)	(2.80)	(13.68)

The fourth quarter and full year 2009 included pretax credits and charges as follows (dollar amounts are in millions):

	4th Quarter		Year
	2009	2008	2009	2008

Loss reserve strengthening, including large claims and defalcations	6.2	29.9	59.6	62.0
Provision for legal matters	–	19.3	(5.9)	19.3
Impairment write-downs of investment securities and other assets	0.8	12.8	11.9	25.2
Office closing and restructuring costs	0.3	5.0	1.8	11.6
Gains on sales of investments , subsidiaries, real estate, and other assets	(16.1)	–	(17.7)	–
Other, net	–	1.7	–	1.0
Total pretax (credits) charges	(8.9)	68.7	49.7	119.1

After tax – deferred tax valuation allowance(1)	(25.0)	88.1	8.2	88.1

(1)
During the fourth quarter 2009, as a result of a change in tax law allowing for the additional carryback of tax losses to prior years we recognized a tax benefit of $29.8 million relating to the partial reversal of the previously recorded valuation allowance against deferred tax assets. As a result of operating losses generated in 2009, we recorded an additional valuation allowance against deferred tax assets during 2009, which reduced the tax benefit recorded in the current year. The valuation allowance will be evaluated for reversal when we return to sustained profitability.

For the fourth quarter and full year 2009, our revenues increased significantly compared to the same periods in 2008 and we reported a pretax profit for the fourth quarter 2009. In addition, our combined direct operations and real estate information services returned to profitability for 2009 marking a substantial improvement from 2008. Employee costs and other operating expenses decreased significantly in 2009 when compared to 2008 in both dollars and as a percentage of revenues. In terms of our liquidity, we paid off more than $53.5 million in bank debt during 2009 and refinanced remaining bank debt that could have been called at any time by the banks through the issuance of $65 million in senior convertible bonds, which also fixed the maturity of the debt at five years. Our market share in title insurance has continued to increase during 2009. We continued refining our agency network through the addition of higher quality, better performing agents and the cancelation of underperforming agents to grow revenue and reduce risk. However, title claims for previous policy years (primarily 2005 – 2007) continued to experience adverse development this year, and, as a result, we reported significant reserve strengthening charges in the second and third quarters of 2009.

We reported positive net income per diluted share attributable to Stewart of $1.49 for the fourth quarter 2009, an improvement of $10.52 per share over the fourth quarter 2008. For the full year 2009, our net loss per share attributable to Stewart narrowed from $13.68 per share for 2008 to $2.80 per share for 2009.  Total operating revenues increased significantly, rising 39.4 percent in the fourth quarter 2009 compared with the fourth quarter 2008, and gaining 8.0 percent on a full year basis. We also continued to realize substantial revenues in our real estate information services (REI) segment from new services introduced in 2009.

Major improvements in our core operations were achieved, although economic conditions in the housing market continued to be challenging in 2009. The full year 2009 loss before taxes and noncontrolling interests of $62.2 million includes charges described in the above table totaling $49.7 million. During the fourth quarter 2009, we took advantage of favorable positions in our investment portfolio to sell certain securities and realize gains of $12.1 million (the proceeds were reinvested in similar securities so that our ongoing investment performance will not be adversely affected). The full year 2008 loss before taxes and noncontrolling interests of $237.5 million included charges totaling $119.1 million. Excluding these items in both years, as well as the realized gains, our operating results improved $105.9 million. Direct title and REI operations combined returned to profitability in the second quarter 2009, and remained profitable for the third and fourth quarters, resulting in a full year pretax profit for those operations.

Initiatives to lower our mid-office cost structure and improve productivity remain on track as we expanded utilization of Regional Production Centers (RPC) during 2009. In December, approximately 47 percent of our direct title order volume was processed by RPCs, with significant savings being realized on a cost-per-file basis. We expect to continue expanding utilization of these centers during 2010.

Back-office shared-services initiatives are on schedule and continue to generate expense reductions in human resources, finance and accounting, procurement and information technology through reduced salary and overhead costs and leverage of buying power. We began implementation of our enterprise technology systems in January 2010 and expect to achieve additional cost savings once implementation is completed in 2010.

Cash flow from operations was positive, improving significantly from the prior year. During the fourth quarter 2009, cash from operations was $29.3 million resulting in full year cash from operations of $18.5 million, an improvement of $123.3 million over the full year 2008.  Not included in cash flow is the anticipated receipt by the end of the first quarter 2010 of an income tax refund of approximately $50 million, which includes $30 million resulting from the change in tax law which allows additional carry back of tax losses.

Revenues from direct operations increased 16.9 percent for the fourth quarter 2009 compared with fourth quarter 2008, while declining only 4.2 percent for the full year. Closed title orders increased 22.6 percent in the fourth quarter 2009 compared with fourth quarter 2008, and increased 9.3 percent for the full year 2009 compared to 2008.  Revenues from direct operations continued to be impacted by declines in our international and commercial businesses, which fell 15.2 percent and 36.8 percent, respectively, for the full year 2009 compared to 2008.  The REI business continues to perform well, with revenues increasing 50.0 percent and 27.9 percent for the fourth quarter and year-to-date periods of 2009, respectively, compared to the same periods in 2008. The increase in REI revenues is predominantly due to the addition of loan modification services to our product offerings beginning in the second quarter 2009.  We are continuing to develop innovative new products to serve lenders with their mortgage modification and default services needs.

The agency network is performing well, with revenues increasing 56.5 percent and 17.7 percent for the fourth quarter and year 2009, respectively, when compared to the same periods in 2008.  Notwithstanding the improvement in revenue performance, we continue to aggressively manage our agency network by while signing new agencies after a rigorous pre-signing review and canceling underperforming or high risk agencies. Agency retention increased 50 basis points to 83.8 percent of agency revenues for the fourth quarter 2009 compared with 83.3 percent for fourth quarter 2008 due principally to a change in geographic mix of agency revenues. In fourth quarter 2009, we received a higher proportion of agency revenues from states in which the agents retain a greater share of revenue than our historic average. This shift in mix also accounted for the full year increase in agency retention from 81.9 percent in 2008 percent to 82.9 percent in 2009.  Agency retention has been influenced by an uneven recovery in geographic areas with higher agency retention. Agency splits with many of our independent agents are improving, increasing the amount of premium retained by our underwriters.  As markets recover nationally, the mix of agency business should normalize and then increase through higher agency remittances.

As in 2008, underwriting operations recorded significant reserve strengthening charges and large title losses during 2009 relating to prior policy years. Both years also included significant defalcations from independent agencies. Title losses for the fourth quarter 2009 were 8.8 percent of title revenues and included only one defalcation.  Future title claims are expected to decrease due to the higher quality agency network and reduced search and exam errors in direct operations resulting from the implementation of RPCs.  Nonetheless, the title loss accrual rate established in the third quarter 2009 was continued in the fourth quarter.  Excluding the impact of the reserve strengthening charges, large losses, and defalcations (net of recoveries) in both years, title losses were 7.6 percent of title revenues in 2009 and 7.1 percent in 2008.

Employee costs as a percentage of operating revenue declined from 33.4 percent in fourth quarter 2008 to 24.7 percent in fourth quarter 2009. On a full year basis, employee costs declined 13 percent and as a percentage of operating revenue fell from 35.6 percent in 2008 to 28.7 percent in 2009. Average headcount fell 16.5 percent from year-end 2008 even as operating revenues increased 8.0 percent. During the fourth quarter 2009, staff was added in certain back office functions in preparation for the implementation of new enterprise systems beginning in the first quarter 2010. This increase will be temporary and significant savings in 2010 are anticipated as we transition to the new systems.

Quarterly and annual comparisons of other operating costs are significantly influenced by $19.3 million in charges for certain legal and state tax matters during the fourth quarter 2008.  During the first and second quarters 2009, favorable developments in these matters allowed a $5.9 million reduction of these reserves.  Excluding the impact of these items in all periods, other operating costs declined 10.5 percent and 14.4 percent for the fourth quarter and full year 2009, respectively. As a percentage of operating revenues, other operating costs fell from 29.9 percent in the fourth quarter 2008 to 15.7 percent in the comparable 2009 period, and from 23.5 percent for full year 2008 to 17.2 percent for full year 2009.

During 2009, $53.5 million of bank debt was repaid with available cash and, as previously announced, on October 15, 2009, we successfully closed our issuance of $65 million of Convertible Senior Notes due 2014. The approximately $62.2 million in net proceeds were used to replace remaining bank debt on which repayment could have been demanded at any time, thereby extending our maturities for this debt to October 2014 if not converted into shares of common stock before or at maturity. (The number of common shares into which the notes may be converted is approximately 3.6 million shares if converted prior to shareholder approval of the issuance of more than 20 percent of our currently outstanding common stock, or approximately 5.0 million shares if converted after such approval).  As of December 31, 2009, $14.2 million of bank debt was outstanding, substantially all of which will be repaid by December 31, 2010.

Action was taken to increase title premium rates, after appropriate state regulatory review, in many states, throughout 2009 and rate hearings were completed in other states. In addition, as noted above, we had renegotiated agency splits with many of our independent agents, increasing the amount of premium retained by our underwriters.  We anticipate improved operating results in 2010 from the full year impact of these actions and will continue to seek rate increases and modify agency splits.

Stewart’s growing market share is positively impacting revenues. Based on statistics published by the American Land Title Association, the share of the market serviced by the Stewart  family of underwriters increased from 11.7 percent  for all of  2007 to 14.7 percent  for the third quarter of 2009 (latest data available), an increase of over  25 percent  in only 21 months.

"We remain committed to continuing to grow our market share and further expense reductions," said Malcolm S. Morris, chairman and co-chief executive officer. "We believe there remains a very challenging market in 2010, and that while sales of both new and existing homes will likely improve compared to 2009, residential refinance volumes are forecast to retreat.  Commercial sales and refinance activity will improve in 2010 compared to 2009, although much of it is likely to be distressed driven."

"The field title offices are focusing on the basics of sales and productivity," said Stewart Morris, Jr., president and co-CEO.  “The lean organizational structure implemented a year ago is delivering improved customer service, market share growth and reduced expenses.  We continue expansion in our real estate information businesses, including lender services, which has performed well.”

Stewart Information Services Corporation (NYSE-STC) is a customer-driven, technology-enabled, strategically competitive real estate information, title insurance and transaction management company. Stewart provides title insurance and related information services required for settlement by the real estate and mortgage industries throughout the United States and in international markets. Stewart also provides post-closing lender services, automated county clerk land records, property ownership mapping, geographic information systems, property information reports, flood certificates, document preparation, background checks and expertise in tax-deferred exchanges. More information can be found at www.stewart.com.

Forward-looking statements. Certain statements in this news release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and often address our expected future business and financial performance. These statements often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "will" or other similar words. Forward-looking statements by their nature are subject to various risks and uncertainties that could cause our actual results to be materially different than those expressed in the forward-looking statements. These risks and uncertainties include, among other things, the severity and duration of current financial and economic conditions; continued weakness or further adverse changes in the level of real estate activity; changes in mortgage interest rates and availability of mortgage financing; our ability to respond to and implement technology changes, including the completion of the implementation of our enterprise systems; the impact of unanticipated title losses on the need to further strengthen our policy loss reserves; any effect of title losses on our cash flows and financial condition; the impact of our increased diligence and inspections in our agency operations; changes to the participants in the secondary mortgage market and the rate of refinancings that affect the demand for title insurance products; regulatory non-compliance, fraud or defalcations by our title insurance agents or employees; our ability to timely and cost-effectively respond to significant industry changes and introduce new products and services; the impact of changes in governmental and insurance regulations, including any future reductions in the pricing of title insurance products and services; our dependence on our operating subsidiaries as a source of cash flow; the continued realization of expected expense savings resulting from our expense reduction steps taken since 2008; our ability to access the equity and debt financing markets when and if needed; our ability to grow our international operations; and our ability to respond to the actions of our competitors. These risks and uncertainties, as well as others, are discussed in more detail in our documents filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008 and our Current Reports on Form 8-K. We expressly disclaim any obligation to update any forward-looking statements contained in this news release to reflect events or circumstances that may arise after the date hereof, except as may be required by applicable law.

STEWART INFORMATION SERVICES CORPORATION
STATEMENTS OF OPERATIONS (condensed)

(In thousands of dollars, except per share amounts and except where noted)

	Three months ended December 31		Twelve months ended December 31
	2009	2008	2009	2008
Revenues:
Title insurance:
Direct operations	173,842	148,757	676,756	706,745
Agency operations	297,466	190,065	945,481	803,189
Real estate information	12,363	8,245	56,895	44,473
Investment income	5,041	6,584	20,804	29,134
Investment and other losses - net	14,378	(17,706)	7,366	(28,247)
	503,090	335,945	1,707,302	1,555,294
Expenses:
Amounts retained by agencies	249,152	158,314	783,406	657,771
Employee costs	119,427	115,747	481,535	553,792
Other operating expenses	75,759	103,940	289,648	364,727
Title losses and related claims	41,456	60,420	182,781	169,381
Depreciation and amortization	6,242	8,713	28,064	41,125
Interest	1,209	1,625	4,056	5,995
	493,245	448,759	1,769,490	1,792,791

Income (loss) before taxes and noncontrolling interests	9,845	(112,814)	(62,188)	(237,497)
Income tax (benefit) expense	(23,543)	50,289	(19,757)	4,732
Net income (loss)	33,388	(163,103)	(42,431)	(242,229)

Less net earnings attributable to noncontrolling interests	2,423	497	8,544	5,226
Net income (loss) attributable to Stewart	30,965	(163,600)	(50,975)	(247,455)

Net income (loss) per diluted share attributable to Stewart	1.49	(9.03)	(2.80)	(13.68)
Average number of dilutive shares (000)	21,249	18,122	18,182	18,092

Segment information:
Title revenues	490,727	327,700	1,650,407	1,510,821
Title pretax earnings (loss) before noncontrolling interests	9,253	(109,906)	(73,263)	(222,332)

REI revenues	12,363	8,245	56,895	44,473
REI pretax earnings (loss) before noncontrolling interests	592	(2,908)	11,075	(15,165)

Selected financial information:
Cash provided (used) by operations	29,253	(33,392)	18,538	(104,798)
Title loss payments - net of recoveries	39,141	36,479	149,331	136,751
Other comprehensive earnings (loss)	8,783	(1,722)	10,667	(19,550)

Number of title orders opened (000):
October	39.1	31.4
November	31.9	25.6
December	31.8	43.9
Quarter	102.8	100.9

Number of title orders closed (000):
Quarter	81.4	66.4

	December 31 2009	December 31 2008
Stockholders’ equity	462,066	501,186
Number of shares outstanding (000)	18,232	18,142
Book value per share	25.34	27.63

STEWART INFORMATION SERVICES CORPORATION
BALANCE SHEETS (condensed)
(In thousands of dollars)

	December 31 2009	December 31 2008

Assets:
Cash and cash equivalents	116,100	86,246
Short-term investments	24,194	37,120
Investments	466,204	530,775
Receivables – premiums from agencies	42,630	35,707
Receivables – other	103,153	87,895
Allowance for uncollectible amounts	(20,501)	(17,504)
Property and equipment	70,633	83,633
Title plants	78,421	78,363
Goodwill	212,763	210,901
Intangible assets	6,406	8,448
Other assets	67,150	84,105
Investments – pledged, at fair value	202,007	222,684

	1,369,160	1,448,373

Liabilities:
Notes payable	19,620	135,276
Convertible senior notes payable	64,163	–
Line of credit, secured by pledged investments	202,007	222,684
Accounts payable and accrued liabilities	101,881	112,306
Estimated title losses	503,475	463,084
Deferred income taxes	15,948	13,837

	907,094	947,187

Contingent liabilities and commitments

Stockholders' equity:
Common and Class B Common Stock and additional paid-in capital	145,530	143,811
Retained earnings	296,116	347,952
Accumulated other comprehensive earnings	10,960	293
Treasury stock	(4,330)	(4,097)
Stockholders’ equity attributable to Stewart	448,276	487,959
Noncontrolling interests	13,790	13,227
Total stockholders' equity	462,066	501,186

	1,369,160	1,448,373